Exhibit 10.75

100% CoC Acceleration on Double Trigger

ADDENDUM TO

STOCK ISSUANCE AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement (the “Issuance Agreement”) by and between Borland Software Corporation (the “Corporation”) and                      (“Participant”) evidencing the stock issuance made this day to Participant under the terms of the Corporation’s 2002 Stock Incentive Plan (the “2002 Plan”), and such provisions are effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

SPECIAL ACCELERATION

1.    No accelerated vesting of the Shares shall occur upon a Change in Control, and the forfeiture provision of Paragraph C of the Issuance Agreement shall remain outstanding in accordance with the provisions of the Issuance Agreement and shall be assigned to any successor entity in the Change in Control transaction. The Participant shall, over Participant’s period of Service following the Change in Control, continue to vest in the Shares in one or more installments in accordance with the provisions of the Issuance Agreement.

2.    No accelerated vesting of the Shares shall occur upon a Hostile Take-Over, and the forfeiture provision of Paragraph C of the Issuance Agreement shall remain outstanding in accordance with the provisions of the Issuance Agreement and shall be assigned to any successor entity in the Hostile Take-Over. The Participant shall, over Participant’s period of Service following the Hostile Take-Over, continue to vest in the Shares in one or more installments in accordance with the provisions of the Issuance Agreement.

3.    If Participant’s Service is terminated as a result of an Involuntary Termination during the Change in Control Period, the forfeiture provision of Paragraph C of the Issuance Agreement shall terminate automatically, and all the Shares shall vest in full at that time. In addition, the outstanding balance of any escrow account maintained on Participant’s behalf pursuant to Paragraph A.5 of the Issuance Agreement shall immediately vest at the time of such Involuntary Termination and shall be paid to the Participant promptly thereafter.

4.    For purposes of this Addendum, the following definitions shall be in effect:

a)    Change in Control Period.    “Change in Control Period” means the period beginning either (i) two (2) months prior to the date of a Change in Control and ending twelve (12) months after the date of a Change in Control or (ii) two (2) months prior to the date of a Hostile Takeover and ending twelve (12) months after the date of a Hostile Takeover.

b)    Constructively Terminated.    “Constructively Terminated” means Participant’s voluntary resignation following (A) a change in Participant’s position with the Company (or any Parent or Subsidiary employing Participant) which materially reduces Participant’s duties and responsibilities, (B) a reduction in Participant’s level of compensation

100% CoC Acceleration on Double Trigger

(including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) or (C) a relocation of Participant’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant’s consent.

c)    Hostile Take-Over.    “Hostile Take-Over” means a change in ownership or control of the Corporation effected through either of the following transactions:

(i)    a change in the composition of the Board such that the following individuals cease for any reason to constitute a majority of the Board then serving: individuals who, on the date hereof, constitute the members of the Board and any new Board member (other than a Board member whose initial assumption of office is in connection with an actual or threatened election contest, including (but not limited to) a consent solicitation, relating to the election of Board members) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Board members then still in office who either were Board members on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended, or

(ii)    the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

d)    Involuntary Termination.    “Involuntary Termination” means (i) any termination of Participant by the Corporation which is not effected for Misconduct; (ii) any purported termination of Participant by the Corporation which is effected for Misconduct but for which the grounds relied upon are not valid; (iii) any voluntary termination by Participant as a result of Participant’s being Constructively Terminated; or (iv) the failure of the Corporation to obtain the assumption of this Addendum by any successors of the Corporation.

e)    Misconduct.    “Misconduct” means (i) the Participant’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected within a thirty (30) day correction period that begins upon delivery to the Participant of a written demand for performance from the Corporation that describes the basis for the Corporations’s belief that Participant has not substantially performed his duties; (ii) any act of personal dishonesty taken by the Participant in connection with his responsibilities as an employee of the Corporation with the intention that such may result in substantial personal enrichment of the Participant; (iii) the Participant’s conviction of, or plea of nolo contendre to, a felony that the Corporation reasonably believes has had or will have a material detrimental effect on the Corporation’s reputation or business, or (iv) the Participant materially breaching the Participant’s

100% CoC Acceleration on Double Trigger

Employee Confidentiality and Assignment of Inventions Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Corporation delivers written notice to the Participant of the breach.

f)    Termination Date.    “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other.

IN WITNESS WHEREOF, Borland Software Corporation has caused this Addendum to be executed by its duly authorized officer, as of the Effective Date specified below.

BORLAND SOFTWARE CORPORATION:		EXECUTIVE:

By:	(Signature)	By:	(Signature)
Title:		Title:

EFFECTIVE DATE: